As filed with the Securities and Exchange Commission on July 1, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIND C.T.I. LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Industrial Park, Building 7 P.O. Box 144, Yokneam, Israel	20692
(Address of Principal Executive Offices)	(Zip Code)

MIND C.T.I. LTD. 1998 SHARE OPTION PLAN

MIND C.T.I. LTD. 2000 SHARE OPTION PLAN
(Full title of the plan)

MIND C.T.I. Inc.
777 Terrace Ave.
Hasbrouck Heights, New Jersey, 07604
(201) 288-3900
Facsimile: (201) 288-4590
(Name and address for agent for service)

Copies to:

Adam M. Klein, Adv.
Goldfarb, Levy, Eran & Co.
2 Ibn Gvirol Street
Tel Aviv 64077, Israel
Tel: +972-3-608-9999
Fax: +972-3-608-9909

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Ordinary Shares, par value NIS 1.00 per share	1000000	4.49 (3)	4490000	569
(1) Pursuant to Rule 429 of the Securities Act, the prospectus delivered to participants under the registrant's 1998 Share Option Plan and 2000 Share Option Plan also relates to an aggregate of 2,306,000 shares previously registered on Form S-8 Registration Number 333-54632, and 1,000,000 shares previously registered on Form S-8 Registration Number 333-100804.
(2) This registration statement shall also cover such additional indeterminable number of shares as may may be required pursuant to the MIND C.T.I. Ltd. 1998 Share Option Plan and the MIND C.T.I. Ltd. 2000 Share Option Plan in the event of a stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Ordinary Shares.
(3) The proposed maximum offering price per share was estimated pursuant to Rule 457(h) under the Securities Act whereby the price per share was determined by reference to the average between the high and low price reported in the Nasdaq National Market on June 29, 2004, which average was $ 4.49.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by MIND C.T.I. Ltd., an Israeli company ("Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act), are incorporated by reference herein and shall be deemed to be a part hereof:
  Company's Registration Statements on Form S-8 filed on January 30, 2001 and October 29, 2002.
  Company's Annual Report filed on Form 20-F for the fiscal year ended December 31, 2003, filed on June 29, 2004.
  Company's Reports of Foreign Private Issuer on Form 6-K filed with the Commission on February 17, 2004, March 22, 2004, April 19, 2004 and April 20, 2004.
  The description of Company's Ordinary Shares, par value NIS 1.00, to be offered hereby is contained in Company's Registration Statement on Form 8-A filed with the Commission on August 2, 2000 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Company to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
Not applicable.

Item 5. Interest of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
The Israeli Companies Law, 5759-1999 (the "Companies Law") permits a company's articles of association to authorize the company to (i) prospectively exculpate an officer or director from liability for damage resulting from such officer's or director's breach of duty of care to the company, (ii) enter into a contract to insure an officer or director for the breach of his duty of care or to the extent that he acted in good faith and had a reasonable basis to believe that one act would not prejudice the company, duty of loyalty or for monetary liabilities charged against him as a result of an act or omission he committed in connection with his serving as an officer or director and (iii) indemnify an officer or director in connection with his service in that capacity for monetary liability incurred as a result of an action brought against him by a third party, as well as for reasonable expenses incurred in a civil action brought against him by or on behalf of the company or by other third parties or, in certain circumstances, in a criminal action.

These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the director or officer of his duty of loyalty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the director or officer of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the director or officer as a result of a criminal offense.

Article 70 of the Second Amended and Restated Articles of Association of the Registrant provides as follows:

"70. Exculpation, Indemnity and Insurance

  For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nosei Misra" in the Companies Law.

  Subject to the provisions of the Companies Law, the Company may prospectively exculpate an Office Holder from all or some of the Office Holder's responsibility for damage resulting from the Office Holder's breach of the Office Holder's duty of care to the Company.

  Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:
    a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;
    reasonable litigation expenses, including attorneys' fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

  The Company may undertake to indemnify an Office Holder as aforesaid, (aa) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances and (bb) retroactively.

  Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:
    a breach of his duty of care to the Company or to another person;
    a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;
    a financial obligation imposed on him in favor of another person.

  The provisions of Articles 70(a), 70(b) and 70(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company."

  The Registrant has obtained liability insurance covering its officers and directors and has undertaken to indemnify and exculpate its directors and certain of its officers.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
Exhibit No.	Description
4.1**	MIND C.T.I. Ltd. 1998 Share Option Plan, as amended.
4.2 **	MIND C.T.I. Ltd. 2000 Share Option Plan, as amended.
4.3*	Second Amended and Restated Articles of Association, adopted on June 27, 2002.
5.1	Opinion of Goldfarb, Levy, Eran & Co. with respect to the legality of the securities being registered.
23.1	Consent of Kesselman & Kesselman, Independent Auditors.
23.2	Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5. 1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

* Incorporated herein by reference to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on July 2, 2003.

** Incorporated herein by reference to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed on June 29, 2004.

Item 9. Undertakings.

  The undersigned registrant hereby undertakes:
    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokneam, State of Israel, on the 30 day of June 2004.
MIND C.T.I. LTD. By: /s/ Monica Eisinger Monica Eisinger President, Chief Executive Officer and Chairperson of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Monica Eisinger and Arie Ganot, or either of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:
SIGNATURE	TITLE	DATE
/s/ Monica Eisinger	Monica Eisinger President, Chief Executive Officer and Chairperson of the Board	June 30, 2004
/s/ Arie Ganot	Arie Ganot Chief Financial Officer	June 30, 2004
/s/ Zamir Bar-Zion	Zamir Bar-Zion Director	June 30, 2004
/s/ Rimon Ben-Shaoul	Rimon Ben-Shaoul Director	June 30, 2004
/s/ Kevin Mohan	Kevin Mohan Director	June 30, 2004
/s/ Amnon Neubach
Amnon Neubach Director	June 30, 2004
/s/ Lior Salansky	Lior Salansky Director	June 30, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1**	MIND C.T.I. Ltd. 1998 Share Option Plan, as amended.
4.2 **	MIND C.T.I. Ltd. 2000 Share Option Plan, as amended.
4.3*	Second Amended and Restated Articles of Association, adopted on June 27, 2002.
5.1	Opinion of Goldfarb, Levy, Eran & Co. with respect to the legality of the securities being registered.
23.1	Consent of Kesselman & Kesselman, Independent Auditors.
23.2	Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5. 1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

* Incorporated herein by reference to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on July 2, 2003.

** Incorporated herein by reference to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed on June 29, 2004.

Exhibit 5.1

June 30, 2004

Mind C.T.I. Ltd.
POB 144
Yokneam Ilit 20692
Israel

Dear Sirs:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Mind C.T.I. Ltd. (the "Company"), relating to 1,000,000 of the Company's Ordinary Shares, NIS 1.00 nominal value per share, to be issued upon the exercise of share options granted under the MIND C.T.I. Ltd. 1998 Share Option Plan and the Mind C.T.I. Ltd. 2000 Share Option Plan (the "Plans").

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the shares pursuant to the Plans pursuant to Israeli law, and that the shares being registered pursuant to the Registration Statement, when issued in accordance with the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Goldfarb, Levy, Eran & Co.

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2004 relating to the financial statements of MIND C.T.I. Ltd., which appears in MIND C.T.I. Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2003.

/s/ Kesselman & Kesselman
Kesselman & Kesselman Certified Public Accountants (Isr.)	Tel-Aviv, Israel June 30, 2004
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